SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under Section
                            13 and 15(d) of the Securities
                                Exchange Act of 1934.

                              Commission File Number       0-20968
                                                    -----------------------


                         Advanced Mammography Systems, Inc.
             -----------------------------------------------------------
                (Exact name of registrant as specified in its charter)

          46 Jonspin Road, Wilmington, Massachusetts 01887   (508) 657-8876
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                 (Address, including zip code, and telephone number,
                         including area code, of registrant's
                             principal executive offices)

                             Common Stock, $.01 par value
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               (Title of each class of securities covered by this Form)

                                         None
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             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)[X]      Rule 12h-3(b)(1)(ii)[ ]
                 Rule 12g-4(a)(1)(ii)[ ]      Rule 12h-3(b)(2)(i)[ ]
                 Rule 12g-4(a)(2)(i)[ ]       Rule 12h-3(b)(2)(ii)[ ]
                 Rule 12g-4(a)(2)(ii)[ ]      Rule 15d-6[ ]
                                Rule 12h-3(b)(1)(i)[X]

          Approximate number of holders of record as of the certification or notice date:
                                          One
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            Pursuant to the requirements of the Securities Exchange Act of
               1934, Advanced Mammography Systems, Inc. has caused this
                  certification/notice to be signed on its behalf by
                       the undersigned duly authorized person.


          DATE: November 10, 1997            BY: /s/ Jack Nelson
               --------------------------       ----------------------
                                                 Name:  Jack Nelson
                                                 Title:  Chairman